As filed with the Securities and Exchange Commission on March 22, 2010

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GMAC Inc.

(Exact name of registrant as specified in its charter)
Delaware	38-0572512
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

200 Renaissance Center P.O. Box 200 Detroit, Michigan 48265-2000 (866) 710-4623
(Address, including zip code, and telephone number, including area code, of each of the registrants’ principal executive offices)
David J. DeBrunner 200 Renaissance Center Detroit, Michigan 48265-2000 (313) 556-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
David E. Shapiro Benjamin M. Roth Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Perpetual Preferred Stock, Series A	(1)	(1)	(1)	(1)

_________________

(1)  In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee.

PROSPECTUS

GMAC INC.

1,021,764 Shares of Fixed Rate Perpetual Preferred Stock, Series A

Liquidation Amount $1,000 Per Share

This prospectus relates to 1,021,764 shares of GMAC Inc.’s Fixed Rate Perpetual Preferred Stock, Series A, liquidation amount $1,000 per share (the “Series A Preferred”).  On November 22, 2006 GMAC Inc. (formerly GMAC LLC)  (“GMAC”) issued 1,477,250 preferred membership interests to General Motors Corporation.  On November 28, 2006, GMAC issued 77,750 preferred membership interests to GM Preferred Finance Co. Holdings LLC, a Delaware limited liability company (“GM HoldCo”) and at that time a wholly owned subsidiary of General Motors Corporation.  The aggregate purchase price was approximately $1.4 billion.  On November 30, 2006, General Motors Corporation transferred the preferred membership interests it held to GM HoldCo.  The sale of the preferred membership interests occurred concurrently with the sale by General Motors Corporation (previously the owner of 100% of GMAC’s equity interests) of 51% of GMAC’s common equity interests to a third party.  The sale of preferred membership interests was conducted as a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  On November 1, 2007, 533,236 preferred membership interests held by GM HoldCo were converted to common equity interests of GMAC.   On June 30, 2009, in connection with GMAC’s conversion from a limited liability company to a corporation, each of the 1,021,764 remaining preferred membership interests held by GM HoldCo was converted into a share of Series A Preferred.  On July 10, 2009, an acquisition company acquired substantially all of the assets, including GM HoldCo, and assumed certain liabilities of General Motors Corporation.  The ultimate parent of GMHoldCo is now General Motors Company ("GM”).  General Motors Corporation, for the periods on or before July 9, 2009, is referred to in this prospectus as “Old GM".

The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include GM HoldCo and any other holders of the securities covered by this prospectus to whom GM HoldCo has transferred its registration rights in accordance with the terms of the registration rights agreement between us and GM HoldCo (the “Registration Rights Agreement”).  The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents, and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any.  We will not receive any proceeds from the sale of securities by the selling securityholders.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that will describe the method of sale and terms of the related offering.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Investing in the securities offered by this prospectus involves risks.  See “Risk Factors” beginning on page 3 of this prospectus and contained in our periodic reports filed with the Securities and Exchange Commission, as well as the other information contained or incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2010.

TABLE OF CONTENTS

THIS PROSPECTUS...........................................................................................................................................................................................	ii
INFORMATION INCORPORATED BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION...............................................	iii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................................................................................	iv
SUMMARY...	1
RISK FACTORS.................................................................................................................................................................................................	3
DESCRIPTION OF THE SERIES A PREFERRED.............................................................................................................................................	7
USE OF PROCEEDS..........................................................................................................................................................................................	13
SELLING SECURITYHOLDERS.......................................................................................................................................................................	13
PLAN OF DISTRIBUTION................................................................................................................................................................................	15
LEGAL MATTERS..............................................................................................................................................................................................	17
EXPERTS...	17

i

THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process.  Under this shelf registration process, the selling securityholders may from time to time sell or otherwise dispose of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities the selling securityholders may offer.  Each time the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus will be superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable:  the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities, and the federal income tax consequences of investing in the securities.

Unless the context requires otherwise, references to “GMAC,” “we,” “our” or “us” in this prospectus refer to GMAC Inc., a Delaware corporation.

You should only rely on the information contained or specifically incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of the applicable document.  Our business, financial condition, results of operations and prospects may have changed since that date.

INFORMATION INCORPORATED BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement.  We incorporate by reference in this prospectus the documents listed below:

•         Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•         Current Reports on Form 8-K filed on January 5, 2010 (two reports), January 12, 2010 (two reports) and March 9, 2010.

We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the date of any supplement to this prospectus, except that, unless otherwise indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.  Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

GMAC is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and information statements and other information with the SEC.  You may read and copy any document GMAC files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee.  Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at www.sec.gov for further information on the public reference room.  GMAC’s filings are also electronically available from the SEC’s Interactive Data Electronic Applications system, which is commonly known by the acronym “IDEA,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

You may also obtain a copy of any or all of the documents referred to above that may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address and telephone number:

GMAC Inc.
Attention:  Investor Relations
440 South Church Street, 14th Floor
Charlotte, North Carolina 28202
Tel:  (866) 710-4623

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements.  All statements contained in or incorporated by reference into this prospectus, other than statements of historical fact, including, without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable as of the date made, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated by our subsequent Quarterly Reports on Form 10‑Q, our Current Reports on Form 8-K and the other documents specifically incorporated by reference herein.  Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations.  Factors that could cause our actual results to be materially different from our expectations include, among others, the risk factors set forth herein (see “Risk Factors”), and the following:

•         Our inability to repay our outstanding obligations to the U.S. Department of the Treasury (the “Treasury”), or to do so in a timely fashion and without disruption to our business;

•         Uncertainty of GMAC’s ability to enter into transactions or execute strategic alternatives to realize the value of its Residential Capital, LLC (“ResCap”) operations;

•         The insufficiency of any capital contributions made to ResCap or Ally Bank by GMAC;

•         The potential for ResCap and Ally Bank to incur additional charges in connection with mortgage-related assets due to unexpected future events, which charges could be substantial;

•         Uncertainty regarding ResCap’s ability to repay its outstanding liabilities, and the uncertainty regarding the completion of any actions or transaction to settle or repay such liabilities;

•         The Treasury’s ownership of a substantial percentage of our currently outstanding common stock;

•         The restrictions relating to compensation and benefits to which we are subject as a result of our participation in TARP;

•         Uncertainty regarding GM’s and Chrysler Group LLC’s (“Chrysler”) recent emergence from bankruptcy protection;

•         The profitability and financial condition of GM and Chrysler;

•         Our inability to successfully accommodate the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability;

•         Uncertainty related to the new financing agreement between GMAC and Chrysler;

•         Securing low cost funding for GMAC and ResCap and maintaining the mutually beneficial relationship among GMAC, GM and Chrysler;

•         Our ability to maintain an appropriate level of debt and liquidity;

•         Our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company;

•         Our ability to comply with the increased regulation and restrictions that we are subject to as a bank holding company;

•         Continued challenges in the residential mortgage and capital markets;

•         Fluctuation in the residual value of off-lease vehicles;

•         The continuing negative impact on ResCap of the decline in the U.S. housing market;

•         Changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate;

•         Disruptions in the market in which we fund GMAC’s and ResCap’s operations with resulting negative impact on our liquidity;

•         Changes in our accounting assumptions that may be required by or result from changes in accounting rules or their application that could result in an impact on earnings;

•         Changes in the credit ratings of GMAC, ResCap, GM or Chrysler;

•         Changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and

•         Changes in the existing, or the adoption of new, laws, regulations, policies, or other activities of governments, agencies, and similar organizations.

Accordingly, you should not place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus.  These forward-looking statements speak only as of the date on which the statements were made.  We undertake no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

v

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this prospectus to help you understand our business.  It does not contain all of the information that may be important to you.  You should carefully read this prospectus in its entirety, including the information incorporated by reference into this prospectus, to understand fully the considerations that are important to you in making your investment decision.  Each time we offer securities, we will provide a prospectus supplement containing specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any supplement when making your investment decision.   You should pay special attention to the “Risk Factors” beginning on page 3 and incorporated by reference herein and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page iv.

Our Company

GMAC was originally founded in 1919 as a wholly owned subsidiary of Old GM.   On December 24, 2008, the Board of Governors of the Federal Reserve System (the “FRB”) approved our application to become a bank holding company under the Bank Holding Company Act of 1956, as amended.  Our banking subsidiary is Ally Bank, which is an indirect wholly owned subsidiary of GMAC.

As of December 30, 2009, the Treasury held approximately 56.3% of GMAC’s outstanding common stock, companies affiliated with Cerberus Capital Management, L.P. collectively held approximately 14.9% of GMAC’s outstanding common stock, third-party investors collectively held approximately 12.2% of GMAC’s outstanding common stock, a trust managed by an independent trustee (“GM Trust”) held approximately 9.9% of GMAC’s outstanding common stock and GM Finance Co. Holdings LLC, a Delaware limited liability company affiliated with GM, held approximately 6.7% of GMAC’s outstanding common stock.

Our principal executive office is located at 200 Renaissance Center, Detroit, Michigan, 48265.  Our telephone number is (866) 710-4623.

Our Business

GMAC is a leading, independent, globally diversified, financial services firm.  Global Automotive Services and Mortgage are our primary lines of business.

Securities Being Offered

On November 22, 2006, GMAC issued 1,477,250 preferred membership interets to Old GM.  On November 28, 2006, GMAC issued 77,750 preferred membership interests to GM HoldCo.  The aggregate purchase price was approximately $1.4 billion.  On November 30, 2006, Old GM transferred the preferred membership interests it held to GM HoldCo.  The sale of the preferred membership interests to GM HoldCo occurred concurrently with the sale by Old GM (previously the owner of 100% of GMAC’s equity interests) of 51% of GMAC’s common equity interests to a third party.  On November 1, 2007, 533,236 preferred membership interests held by GM HoldCo were converted to common equity interests of GMAC.  On June 30, 2009, in connection with GMAC’s conversion from a limited liability company to a corporation, each of the remaining 1,021,764 preferred membership interests held by GM HoldCo was converted into a share of Series A Preferred.

Each share of Series A Preferred has a liquidation amount of $1,000 (the “Liquidation Amount”).  Dividends on the Series A Preferred accrue at a rate of 10.00% per annum on the Liquidation Amount, subject to adjustments in certain circumstances.

This prospectus relates to the offer and sale by the selling securityholders named herein of up to 1,021,764 shares of Series A Preferred, from time to time, directly or through one or more underwriters, broker-dealers or agents.  If securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.   GMAC will not receive any proceeds from the sale of securities by the selling securityholders.  See “Plan of Distribution.”

For a full description of the terms of the Series A Preferred, see “Description of the Series A Preferred” beginning on page 7.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

Our consolidated ratios of earnings to combined fixed charges were as follows for the periods presented:

Year Ended December 31,

2009

2008

2007

2006

2005

Ratio of earnings to fixed charges and preferred interest dividends(1)

(0.04)(2)

1.36

0.87(2)

1.14

1.27

(1) Preferred interest dividends represent pre-tax earnings necessary to cover any preferred interest dividend requirements computed using our effective tax rate for periods when the effective tax rate was positive.

(2) The ratio indicates a less than one-to-one coverage ratio for certain periods as noted.  Earnings available for fixed charges and preferred interest dividends for the respective periods were inadequate to cover total fixed charges and preferred interest dividends.  The deficiencies were $9.2 billion for the year ended December 31, 2009; and $1.9 billion for the year ended December 31, 2007.

RISK FACTORS

An investment in our securities is subject to certain risks.  In consultation with your own financial, tax and legal advisors, you should carefully consider, among other matters, the following discussions of risk before deciding whether an investment in the Series A Preferred is suitable for you.  The risks described below are intended to highlight risks that are specific to the Series A Preferred, but are not the only risks we face.  Additional risks, including those generally affecting the industry in which we operate, risks that we currently deem immaterial and risks generally applicable to companies that have recently undertaken similar transactions, may also impair our business, the value of your investment and our ability to pay dividends on the Series A Preferred.  For a more complete description of the risks that may affect our business, see our Annual Report on Form 10-K for the year ended December 31, 2009 (as may be amended or supplemented in subsequent reports on Form 10-K, Form 10-Q or Form 8-K).  In addition to the risks described below, we face other risks that are described from time to time in periodic reports that we file with the SEC.  If any of the following risks actually occur, the value of the Series A Preferred could decline, and you may lose all or part of your investment.  The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Relating to the Series A Preferred

The Series A Preferred are equity securities and are subordinate to all of our existing and future indebtedness, and the Series A Preferred place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

     The Series A Preferred are equity interests in GMAC and do not constitute indebtedness.  As such, the Series A Preferred, like GMAC’s common stock and other series of preferred stock, rank junior to all indebtedness and other non-equity claims on GMAC with respect to assets available to satisfy claims on GMAC, including in a liquidation.  Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of the Series A Preferred, as with GMAC’s common stock and other series of preferred stock, (i) dividends are payable only if authorized and declared by our board of directors (the “Board of Directors”), who may reduce or not declare dividends in the event that payment of dividends on our outstanding series of preferred stock would cause GMAC to fall below certain required capital levels, which will depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, and (ii) as a Delaware corporation, under Delaware law we are subject to restrictions on payments of dividends that would render us insolvent.  See “Description of the Series A Preferred—Dividends.”

     In addition, the Series A Preferred do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future.  Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred or to which the Series A Preferred will be structurally subordinated.

The Series A Preferred have more limited rights to receive scheduled dividend payments than other series of GMAC’s preferred stock.

                While the Series A Preferred rank equally in priority with respect to dividends with several other series of GMAC’s existing preferred stock, such other series of preferred stock do not include equivalent features allowing the Board of Directors to reduce or suspend the payment of dividends, other than as required by Delaware law.  In addition, dividends on GMAC’s other series of preferred stock are cumulative, and any dividends which are not paid when initially accrued will continue to be payable in future dividend periods, and dividends will continue to accrue on such unpaid amounts.  In the event that GMAC experiences financial difficulties and is unable to maintain payment of dividends on all series of its preferred stock, it may elect to reduce or, with the vote of the holders of a majority of the Series A Preferred, suspend, dividends on the Series A Preferred, before failing to declare or pay dividends on its other series of preferred stock.  In addition, to the extent that GMAC fails to declare or pay dividends on its other series of preferred stock in accordance with the terms of such preferred stock, the holders of such other preferred stock will be entitled to receive any missed dividends in later periods if GMAC later becomes able to pay such dividends.

The holders of the Series A Preferred do not share this right.  As a result, the holders of the Series A Preferred may be disproportionately impacted by any financial difficulties experienced by GMAC.  This may result in holders of the Series A Preferred not receiving the full amount of dividend payments that they expect to receive, and may make it more difficult to resell shares of the Series A Preferred or to do so at a price that the holder finds attractive.  See “Description of the Series A Preferred—Dividends.”

Dividends on the Series A Preferred are not cumulative.

                Dividends on the Series A Preferred are not cumulative, and as a result, any dividends which are not paid in the period when they originally accrue in accordance with the terms of the Series A Preferred will not be payable in later dividend periods.  This may result in holders of the Series A Preferred not receiving the full amount of dividend payments that they expect to receive, and may make it more difficult to resell shares of the Series A Preferred or to do so at a price that the holder finds attractive.  See “Description of the Series A Preferred—Dividends.”

In certain circumstances, dividends on the Series A Preferred may be paid in property or assets other than cash.

                Dividends on the Series A Preferred, while generally required to be paid in cash, may be paid in property or assets other than cash, with the prior consent of the holders of a majority of the outstanding shares of Series A Preferred.  This may result in holders of the Series A Preferred receiving dividends in the form of illiquid property or property of limited liquidity, which may be difficult to value or to dispose of at an equivalent price or at all.  This risk of illiquidity or limited liquidity may make it more difficult to resell shares of the Series A Preferred or to do so at a price that the holder finds attractive.  See “Description of the Series A Preferred—Dividends.”

GMAC’s Board of Directors has the right to elect to suspend or reduce dividend payments on the Series A Preferred.

                The Board of Directors may elect to reduce any dividend payment on the Series A Preferred if it makes a good faith determination that it is required to do so in order to avoid a reduction of GMAC’s equity capital below the amount that would satisfy certain regulatory requirements.  In addition, the Board of Directors may elect to suspend payment of dividends on the Series A Preferred with respect to one or more Dividend Periods (as defined below), subject to the consent of the holders of a majority of the outstanding shares of the Series A Preferred, and may be prohibited from declaring or paying dividends on the Series A Preferred in certain circumstances under Delaware law.

                In the event that any dividend payment on the Series A Preferred is reduced or suspended pursuant to this provision, holders of the Series A Preferred will not be entitled to receive any payments in respect of such reduced or suspended amounts at any time in the future.  This may result in holders of the Series A Preferred not receiving the full amount of dividend payments that they expect to receive, and may make it more difficult to resell shares of the Series A Preferred or to do so at a price that the holder finds attractive.  See “Description of the Series A Preferred—Dividends.”

The prices of the Series A Preferred may fluctuate significantly, and this may make it difficult for holders of the Series A Preferred to resell the Series A Preferred when they want or at prices they find attractive.

     There currently is no market for the Series A Preferred, or for any class of our equity securities, and we cannot predict how the Series A Preferred will trade in the future. The market value of the Series A Preferred is likely to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•         actual or anticipated quarterly fluctuations in our operating and financial results;

•         developments related to investigations, proceedings or litigation that involve us;

•         changes in financial estimates and recommendations by financial analysts;

•         dispositions, acquisitions and financings;

•         actions of our common stock holders, including sales of such common stock by existing holders;

•         fluctuations in the stock price and operating results of our competitors;

•         regulatory developments;

•         developments related to the U.S. automotive industry;

•         developments related to the U.S. housing market; and

•         developments related to the financial services industry.

The market value of the Series A Preferred may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations.  These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of equity securities generally and, in turn, the Series A Preferred, and (ii) sales of substantial amounts of the Series A Preferred in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.  These broad market fluctuations may adversely affect the market value of the Series A Preferred.

An active trading market for the Series A Preferred may not develop.

  The Series A Preferred are not currently listed on any securities exchange and we do not anticipate listing them on an exchange unless we are requested to do so by GM HoldCo pursuant to the Registration Rights Agreement. There can be no assurance that an active trading market for the Series A Preferred will develop, or, if developed, that an active trading market will be maintained.  If an active trading market is not developed or sustained, the market value and liquidity of the Series A Preferred may be adversely affected.

There may be future issuances and sales of additional common stock or preferred stock, including additional shares of Series A Preferred, which may dilute our equity and adversely affect the market price of the Series A Preferred.

We are not restricted from issuing additional common stock or preferred stock ranking junior to or of equal priority with the Series A Preferred with respect to dividend rights and rights upon any liquidation of GMAC, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities.  GMAC is permitted, without the vote of any of its stockholders, and without the vote of the holders of the Series A Preferred, to issue up to an additional 3,000,000 shares of the Series A Preferred, with an aggregate liquidation preference of up to $3 billion.  GMAC may also issue preferred stock which by its terms ranks expressly senior to the Series A Preferred, provided that we obtain the prior approval of the holders of a majority of the shares of the Series A Preferred.

The holders of a substantial percentage of GMAC’s currently outstanding common stock are party to various agreements committing them to sell all or a portion of their shares.  The Treasury, which currently holds 450,121 shares of GMAC’s common stock and all the shares of Series F-2 Preferred Stock (which are convertible into an additional 988,200 shares of common stock, if they were to be converted as of the date hereof), has agreed to attempt to begin selling its common stock holdings no later than the seventh anniversary of the initial public offering of the common stock, with a target of liquidating 10% to 20% of its holdings in each year thereafter.  An additional 78,828 shares of common stock are currently held by the GM Trust, a trust established for the purpose of selling such shares to third parties prior to December 24, 2011.  In addition, holders of common stock have the right to cause GMAC to undertake an initial public offering in accordance with GMAC’s bylaws.

                These rights and arrangements may result in a large number of shares of GMAC ‘s common and preferred stock being offered for sale in the future, which may lead to dilution of our equity or may decrease the market price of GMAC’s equity securities due to the market being unable to absorb all shares offered for sale.  Any issuance by GMAC of preferred stock which ranks senior to the Series A Preferred may make it more difficult for GMAC to make payment of scheduled dividends on the Series A Preferred. This may decrease the market price of the Series A Preferred and limit the ability of holders of the Series A Preferred to sell their shares or the price at which such shares may be sold.

The Series A Preferred may be junior in rights and preferences to our future preferred stock.

     Subject to approval by the holders of at least a majority of the shares of Series A Preferred then outstanding, we may issue preferred stock in the future the terms of which are expressly senior to the Series A Preferred.  The terms of any such future preferred stock expressly senior to the Series A Preferred may restrict the payment of dividends on the Series A Preferred.  For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A Preferred have been paid for the relevant periods, no dividends will be paid to the Series A Preferred, and no shares of Series A Preferred may be repurchased, redeemed or otherwise acquired by us.  This could result in dividends on the Series A Preferred not being paid when contemplated.  In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series A Preferred until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

Holders of the Series A Preferred have limited voting rights.

     The Series A Preferred will have no voting rights except with respect to certain fundamental changes in the terms of the Series A Preferred and certain other matters, and except as may be required by Delaware law.  The limited voting rights of holders of the Series A Preferred may negatively affect the value of the Series A Preferred.

There may be considerable variation in the record date for the payment of dividends on the Series A Preferred, which may make it difficult to calculate payments due on settlement of any transfers of shares of the Series A Preferred.

Pursuant to the terms of the Series A Preferred, the Board of Directors may elect to designate any date that is not more than seventy calendar days prior to a dividend payment date as the record date for the payment of dividends.  This may result in uncertainty regarding who will be entitled to receive dividends accruing on the Series A Preferred, which may make it difficult to settle any trades in shares of the Series A Preferred.

DESCRIPTION OF THE SERIES A PREFERRED

This section summarizes specific terms and provisions of the Series A Preferred.  The description is qualified in its entirety by the actual terms of the Series A Preferred, set forth in GMAC’s amended and restated certificate of incorporation (the “Certificate of Incorporation), including Exhibit A to the Certificate of Incorporation  (the “Certificate of Designations”), and GMAC’s bylaws (the “Bylaws”).  The Certificate of Incorporation (including the Certificate of Designations) and the Bylaws are included as Exhibit 3.1 and 3.2, respectively, to the registration statement of which this prospectus forms a part and are incorporated by reference into this prospectus.  See “Information Incorporated by Reference.”

General

                The Series A Preferred constitute a single series of our preferred stock.  A total of 1,021,764 shares of the Series A Preferred are currently outstanding.  The Certificate of Incorporation authorizes the issuance of up to a total of 4,021,764 shares of the Series A Preferred.  The Series A Preferred have no maturity date.

                On November 22, 2006, GMAC issued 1,477,250 preferred membership interests to Old GM.  On November 28, 2006, GMAC issued 77,750 preferred membership interests to GM HoldCo.  The aggregate purchase price was approximately $1.4 billion.  On November 30, 2006, Old GM transferred the preferred membership interests it held to GM HoldCo.  The sale of the preferred membership interests to GM HoldCo occurred concurrently with the sale by Old GM (previously the owner of 100% of GMAC’s equity interests) of 51% of GMAC’s common equity interests to a third party.  On November 1, 2007, 533,236 of the preferred membership interests held by GM HoldCo were converted to common equity interests of GMAC.  On June 30, 2009, in connection with GMAC’s conversion from a limited liability company to a corporation, each preferred membership interest was exchanged for a share of Series A Preferred.

                The Series A Preferred have a liquidation amount of $1,000 per share, and accrue interest at a rate of 10.00% per annum, as described herein.  See “—Distributions.”

                The holders of the Series A Preferred are not entitled to preemptive rights, or to any similar rights.

                The Board of Directors is authorized, pursuant to the Certificate of Incorporation and the Bylaws, to issue up to 3,000,000 additional shares of Series A Preferred, with an aggregate liquidation preference of $3 billion, without any vote of GMAC’s stockholders or the holders of the Series A Preferred.

                This prospectus summarizes and describes only selected important provisions of the Certificate of Incorporation and the Bylaws, and is qualified in its entirety by reference to the full text of the Certificate of Incorporation and the Bylaws.  We strongly advise that you read both the Certificate of Incorporation (including the Certificate of Designations) and the Bylaws in their entirety prior to any investment in the Series A Preferred.

 Dividends

                Rate.  Dividends on the Series A Preferred are payable quarterly in arrears.  The Certificate of Designations does not require that dividends on the Series A Preferred be declared by the Board of Directors; however, the Delaware General Corporation Law requires that any dividends paid on a corporation’s capital stock (including the Series A Preferred) be declared by the corporation’s board of directors.

                A “Dividend Payment Date” with respect to the Series A Preferred for any Dividend Period (as defined below) will be the date set by the Board of Directors for the payment of dividends, which will be (i) if the last day of GMAC’s fiscal year is December 31, no later than the tenth Business Day (as defined below) following (x) with respect to the first three fiscal quarters of each fiscal year, the filing (or delivery to shareholders, as applicable) of GMAC’s quarterly report with respect to such fiscal quarter, and (y) with respect to the fourth fiscal quarter of each fiscal year, the filing (or delivery to shareholders, as applicable) of GMAC’s annual report with respect to such fiscal year, and (ii) if the last day of GMAC’s fiscal year is any day other than December 31, no later than the 45th day following the end of the applicable Dividend Period.  “Dividend Period” means, with respect to the Series A Preferred, each calendar quarter of a calendar year, ending on the last day of each of March, June, September, and December (each a “Calendar Quarter”).  Each Calendar Quarter shall commence on the day immediately following the last day of the immediately preceding Calendar Quarter.  Dividends, if any, will be paid on each Dividend Payment Date.

                Dividends accrue on the Series A Preferred with respect to each Dividend Period at a rate of 10.00% per annum on the Liquidation Amount, accruing on a daily basis (the “Dividend Amount”); provided, that the Board of Directors may reduce any dividend on the Series A Preferred to the extent required to avoid a reduction of GMAC’s equity capital below the Required Capital Amount (as defined below), as determined in good faith by the Board of Directors.  “Required Capital Amount” means the minimum amount of equity capital of GMAC sufficient to satisfy (a) the requirements of the Bank Holding Company Act of 1956, as amended, (b) the requirements of other applicable banking regulations, and (c) the requirements of the FRB.

                Dividends are non-cumulative, and if any dividend in any Dividend Period is reduced by the Board of Directors in order to meet the Required Capital Amount or otherwise not paid, the amount of such reduction or non-payment will not be considered “accrued” with respect to the Series A Preferred (an “Accrual Exception”).  With the consent of the holders of a majority of the outstanding shares of the Series A Preferred, the Board of Directors may suspend payment of dividends on the Series A Preferred with respect to any one or more Dividend Periods.

                “Business Day” means any calendar day other than a Saturday, a  Sunday, or any other day on which commercial banks in Detroit, Michigan or New York, New York are authorized or required to close.

                Dividends on the Series A Preferred must generally be paid in cash.  However, GMAC is allowed to distribute assets other than cash to holders of the Series A Preferred in respect of dividends either (i) with the consent of the holders of a majority of the outstanding shares of the Series A Preferred or (ii) in connection with a distribution upon, or with respect to, a liquidation or dissolution of GMAC.

                Dividends will be paid to holders of record of the Series A Preferred Stock as they appear on GMAC’s stock register either (i) on the record date affirmatively set by the Board of Directors, which must be a date not more than seventy calendar days prior to the applicable Dividend Payment Date, or (ii) if no record date for the payment of dividends is affirmatively set by the Board of Directors with respect to a Dividend Payment Date, the date of the resolutions of the Board of Directors declaring payment of the applicable dividend.

                GMAC will use its commercially reasonable efforts to give written notice to each holder of Series A Preferred at least three Business Days prior to payment of any dividend.

                Priority of Dividends.  If GMAC fails to pay the full Dividend Amount with respect to any Dividend Period, it may not pay any dividends or make any distributions to any Junior Stock (as defined below) until it has paid the full Dividend Amount with respect to a subsequent Dividend Period.  The foregoing limitation does not apply to distributions on junior membership interests of GMAC LLC as provided in Section 5.1(e) of GMAC’s Sixth Amended and Restated Limited Liability Company Operating Agreement, dated May 22, 2009 (the “LLC Agreement”), and consistent with the plan of conversion of GMAC LLC into GMAC Inc., dated as of June 30, 2009 (“Permitted Tax Distributions”).  Please refer to the LLC Agreement, attached as Exhibit  99.1  to the registration statement of which this prospectus forms a part, for a description of the Permitted Tax Distributions.

                The terms of certain series of GMAC’s other outstanding preferred stock require that dividends on all series of Parity Stock (as defined below), including the Series A Preferred Stock, be made on a pro rata basis, based on the outstanding liquidation amount of each series of preferred stock.

                “Junior Stock” means (i) GMAC’s common stock, (ii) GMAC’s Class C Preferred Stock, and (iii) each class or series of GMAC’s stock established on or after June 30, 2009, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock and the other Parity Stock (as defined below) as to dividend rights or rights upon liquidation, winding-up or dissolution.  As of the date of this prospectus, GMAC has no outstanding or authorized series of Junior Stock other than its common stock and Class C Preferred Stock.

                “Parity Stock” means (i) GMAC’s Series E Preferred Stock (no shares of which are currently outstanding), (ii) GMAC’s Series F-2 Preferred Stock, (iii) GMAC’s Series G Preferred Stock, and (iv) each class or series of GMAC’s preferred stock established by GMAC after June 30, 2009, the terms of which expressly provide that such class or series will rank on a parity with the Parity Stock as to dividend rights and as to rights on liquidation, dissolution or winding-up of GMAC (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

 Liquidation Rights

In the event of any liquidation, dissolution or winding up of the affairs of GMAC, whether voluntary or involuntary, holders of the Series A Preferred shall be entitled to receive for each share of Series A Preferred held by them, out of the assets of GMAC or proceeds thereof (whether capital or surplus) available for distribution to stockholders of GMAC, subject to the rights of any creditors of GMAC, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock or any other stock of GMAC ranking junior to the Series A Preferred as to such distribution (other than Permitted Tax Distributions), payment in full in an amount equal to the sum of (i) the Liquidation Amount and (ii) the amount of any accrued and unpaid dividends to the date of payment, subject to any Accrual Exceptions.

To the extent the assets or proceeds available for distributions on GMAC’s stock are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred and the holders of any Parity Stock ranking equally with Series A Preferred as to such distribution, the holders of the Series A Preferred and of such Parity Stock will share ratably in the distribution in proportion to the full respective distribution to which they are entitled.

For purposes of the liquidation rights of the Series A Preferred, neither a merger or consolidation of GMAC with another entity, including a merger or consolidation in which the holders of the Series A Preferred receive cash, securities or other property for their shares, nor a sale, lease or exchange (for cash, securities, or other property) of substantially all of GMAC’s assets, will constitute a liquidation, dissolution or winding up of the affairs of GMAC.

Redemptions and Repurchases

                GMAC’s other series of outstanding preferred stock, outstanding debt, and certain agreements between GMAC and the Treasury, strictly limit GMAC’s ability to repurchase or redeem the Series A Preferred.  The terms of such other stock and agreements will, under a variety of circumstances, prohibit GMAC from repurchasing or redeeming any shares of the Series A Preferred, or will require that GMAC redeem such other series of preferred stock on a pro rata basis with any shares of the Series A Preferred that it redeems.

                Subject to compliance with the Replacement Capital Covenant Agreement (as defined below) and any other restrictions contained in the terms of any other series of stock, GMAC may redeem all or any portion of the outstanding shares of Series A Preferred.

                In order to redeem any Series A Preferred, GMAC must deliver irrevocable written notice to the holders of the Series A Preferred not less than thirty calendar days prior to the redemption date fixed by GMAC and specified in such redemption notice (each a “Redemption Date”).  If the redemption of any shares of Series A Preferred is to be consummated in connection with a Company Sale (as defined below), then GMAC may elect, by giving notice thereof in the redemption notice, for such redemption to be contingent on and simultaneous with the consummation of such Company Sale.  GMAC will redeem the shares of Series A Preferred specified in the applicable redemption notice on the Redemption Date on a pro rata basis among all holders of Series A Preferred.

                “Company Sale” means a transaction with a third person that is not an affiliate of GMAC or group of third persons that, acting in concert, do not collectively constitute affiliates of GMAC, pursuant to which such person or persons acquire, in any transaction or series of related transactions, (i) all of the outstanding Equity Securities (as defined below) of GMAC, (ii) all or substantially all of the assets of GMAC, or (iii) Equity Securities of GMAC authorized and issued following June 30, 2009 and possessing the power to elect or appoint a majority of the Board of Directors (or any similar governing body of any surviving or resulting person).  “Equity Securities” means, as applicable, (i) any capital stock, membership or limited liability company interests or other share capital, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests or other share capital or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features or to subscribe for or purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation, conversion or other reorganization.

                 In addition, the terms of GMAC’s outstanding indebtedness impose strict limits on the redemption of the Series A Preferred.  On November 30, 2006, GMAC entered into a replacement capital covenant (the “Replacement Capital Covenant Agreement”) for the benefit of certain of its debtholders.  Pursuant to the Replacement Capital Covenant Agreement, GMAC may not redeem any shares of the Series A Preferred unless the total redemption price for the shares to be redeemed in any redemption is equal to or less than the sum of (i) the Designated Percentage (as defined below) of the aggregate net cash proceeds received by GMAC and its subsidiaries during the 180-calendar day period prior to the applicable redemption date from the issuance and sale of certain common equity securities or Replacement Capital Securities (as defined below) and (ii) the Designated Percentage of the aggregate amount of any outstanding long term indebtedness of GMAC or any of its subsidiaries that is converted, swapped or otherwise exchanged by GMAC or a subsidiary for Replacement Capital Securities during the 180-calendar day period prior to the applicable redemption date.

                The “Designated Percentage” means, (i) with respect to transactions resulting in the issuance of common equity securities, 133.33%, and (ii) with respect to transactions resulting in the issuance of Replacement Capital Securities, 100%.  “Replacement Capital Securities” generally include securities that, as reasonably determined in good faith by GMAC’s Board of Directors, meet a series of specific criteria that generally include (i) a ranking either pari passu with, or junior to, the Series A Preferred, (ii)  a maturity date of at least 40 years after the date of initial issuance, (iii) certain replacement capital covenants, (iv) provisions requiring the mandatory reduction or suspension of dividends under certain circumstances and (v) dividends which accrue on a non-cumulative basis.

                The benefit of the Replacement Capital Covenant Agreement will, pursuant to the procedures set forth in the Replacement Capital Covenant Agreement, pass to the holders of additional series of GMAC’s debt over time, which may have the effect of perpetually restricting GMAC’s ability to redeem the Series A Preferred.  The foregoing summary of the Replacement Capital Covenant Agreement is qualified in its entirety by reference to the Replacement Capital Covenant Agreement, which is included as Exhibit 99.2 to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

                The redemption price for each share of Series A Preferred will be equal to (i) at any time prior to November 30, 2011, the sum of (a)(1) the Liquidation Amount multiplied by (2) 1.03, and (b) the then-unpaid Dividend Amount with respect to such share of Series A Preferred for the immediately preceding Dividend Period, if any, or (ii) at any time on or after November 30, 2011, the sum of (a) the Liquidation Amount and (b) the then-unpaid Dividend Amount with respect to such share of Series A Preferred for the immediately preceding Dividend Period, if any.  Payment of the redemption price will be made in cash in immediately available funds.

                Following any Redemption Date and the payment of the redemption price, the applicable shares of Series A Preferred will represent only the right to receive the redemption price thereof as of such Redemption Date, and shall not accrue any dividends following such Redemption Date.  Holders of Series A Preferred will have no right to require redemption or repurchase of any shares of Series A Preferred.

 No Conversion Rights

                Holders of the Series A Preferred have no rights to exchange or convert their shares for or into any other capital stock of GMAC or any other securities.

Voting Rights

The holders of the Series A Preferred do not have voting rights other than those described below, except to the extent specifically required by Delaware law.

                In addition to any other vote or consent required by Delaware law, the Certificate of Incorporation or the Bylaws, the vote or consent of the holders of at least a majority of the shares of the Series A Preferred (which consent may be granted or withheld in the sole discretion of the holders of the Series A Preferred acting in their own best interests), is required in order for GMAC to do the following:

•         authorize or issue any Equity Securities or debt securities of GMAC that (A) rank senior to the Series A Preferred with respect to dividends or upon a sale or liquidation of GMAC and (B) in the case of any such debt securities, are accorded the same equity treatment by the rating agencies (including, collectively, Moody’s Investors Service Inc., Standard & Poor’s Ratings Services, and Fitch Ratings, and in each case any successor) as the Series A Preferred at the time of the authorization or issuance thereof;

•          amend, alter or repeal, whether by amendment, merger, consolidation, combination, reclassification or otherwise, any provision of the Certificate of Designations, the Certificate of Incorporation or the Bylaws if such action would amend, alter or affect the powers, preferences or rights of, or limitations relating to, the Series A Preferred in any manner materially adverse to the holders of Series A Preferred, including any change to the provisions relating to the payment of dividends;

•         to the extent that GMAC has failed to pay the Dividend Amount with respect to the immediately preceding Dividend Period, redeem, purchase or otherwise acquire, directly or indirectly, any Junior Stock or other Equity Securities of the Issuer in any Dividend Period, other than (i) any shares of stock or other Equity Securities of GMAC or GMAC Management LLC held by any current or former officer, manager, director, consultant or employee of GMAC or any of its subsidiaries (other than shares of GMAC’s Class E Preferred Stock) or, to the extent applicable, their respective estates, spouses, former spouses or family members, in each case pursuant to any equity subscription agreement, option agreement, members’ agreement or similar agreement or benefit of any kind; or (ii) shares of Series A Preferred in connection with the terms of the Certificate of Designations; or

•         amend, modify or waive any provision of the voting rights of the Series A Preferred in the Certificate of Designations.

provided, however, that no vote of the holders of the Series A Preferred will be required pursuant to the foregoing if, at the time of such action, either (i) all shares of Series A Preferred are redeemed or repurchased by GMAC, or have been duly called for redemption and all funds necessary for such redemption have been deposited by GMAC with a bank meeting certain specifications, or (ii) the Liquidation Amount in respect of all shares of Series A Preferred has been reduced to zero.

No Sinking Fund

                The Series A Preferred will not have the benefit of any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred will have no right to require redemption or repurchase of any shares of Series A Preferred.

USE OF PROCEEDS

GMAC will not receive any proceeds from the sale of the Series A Preferred.  All proceeds of any sale will go to the selling securityholders.

SELLING SECURITYHOLDERS

The selling securityholders may include (i) GM HoldCo, which acquired all of the Series A Preferred in November 30, 2006 in a private placement exempt from the registration requirements of the Securities Act, and (ii) any other person or persons holding Series A Preferred to whom GM HoldCo has transferred its registration rights under the terms of the Registration Rights Agreement.

The securities to be offered under this prospectus for the account of the selling securityholders may include up to 1,021,764 Series A Preferred, representing 100% of the Series A Preferred outstanding on the date of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process.  Under this shelf registration process, the selling securityholders may from time to time sell or otherwise dispose of the securities described in this prospectus in one or more offerings.  Each time the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  For purposes of this prospectus, we have assumed that, after completion of the offering or series of offerings, none of the securities offered by this prospectus will be held by the selling securityholders.

We do not know when or in what amounts the selling securityholders may offer the securities for sale.  The selling securityholders might not sell any or all of the securities offered by this prospectus.  Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

 The only potential selling securityholder whose identity we are currently aware of is GM HoldCo.

        GMAC has a significant history with Old GM and GM, the ultimate parent of GM HoldCo.  GMAC was originally founded as a wholly owned subsidiary of Old GM.  In 2006, Old GM sold a 51% interest in GMAC to third parties.  Old GM continued to indirectly hold 49% of GMAC’s common equity securities, as well as the Series A Preferred, until 2009.  In January 2009, Old GM indirectly purchased 190,921 common membership interests in GMAC, for an aggregate purchase price of approximately $884 million, increasing its ownership of GMAC’s common equity securities to approximately 59.86%.  In connection with Old GM’s commitments to the FRB to reduce its ownership of GMAC in connection with GMAC receiving approval to become a bank holding company, Old GM transferred approximately 14.6% of GMAC’s common equity securities to the GM Trust in May 2009.  Also in May 2009, Old GM transferred approximately 35.4% of GMAC’s common equity securities to the Treasury, in connection with certain transactions between Old GM and the Treasury.  As a result of these transfers, and following GMAC’s issuance of additional common equity securities to the Treasury in December 2009, as of the date of this propspectus, GM indirectly holds approximately 6.7% of GMAC’s currently outstanding common equity securities through GM Finance Co. Holdings LLC, and all outstanding shares of the Series A Preferred through GM HoldCo.

                GMAC also maintains a significant commercial relationship with GM.  GMAC’s automotive finance services segment primarily provides financing in connection with GM vehicles and dealerships, in addition to a relationship with Chrysler to provide similar services which GMAC and Chrysler entered into in 2009.  The primary commercial agreement between GMAC and GM is the Amended and Restated United States Consumer Financing Services Agreement, effective December 29, 2008.  Pursuant to this agreement, (i) through December 29, 2010, GM can offer retail financing incentive programs through a third-party financing source under certain specified circumstances, and in some cases subject to the limitation that pricing offered by the third party meets certain restrictions, and after December 29, 2010, GM can offer any incentive programs on a graduated basis through third parties on a nonexclusive, side-by-side basis with GMAC, provided that the pricing of the third parties meets certain requirements; (ii) GMAC will have no obligation to provide operating lease financing products; and (iii) GMAC will have no targets against which it could be assessed penalties.  This agreement will expire on December 24, 2013.

This summary of the Amended and Restated United States Consumer Financing Services Agreement is qualified by reference to the agreement itself, which was filed as Exhibit 10.4 to GMAC’s Quarterly Report on Form 10-Q for the period ending June 30, 2009.

GM is entitled to certain informational and other rights with respect to GMAC, pursuant to the Certificate of Incorporation, the Bylaws and the Governance Agreement (as defined below).  A brief summary of these rights is included herein.  Such summary is not complete, and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the Governance Agreement, which are included as Exhibits 3.1, 3.2 and 10.2 to the registration statement of which this prospectus supplement forms a part.

                GMAC is obligated to provide GM with quarterly, annual, and other information reasonably required by GM so as to enable GM and each of its affiliates to comply with all law and U.S. generally accepted accounting principles (“GAAP”) requirements applicable to it.  If GM or any of its affiliates is required by law or by GAAP to consolidate the financial results of GMAC into GM’s or such affiliates’ financial statements, or to file or furnish GMAC’s financial statements with or to the SEC, and GMAC has failed for any reason to receive an unqualified audit opinion from a “big four” accounting firm, GM has certain access and audit rights with respect to GMAC.

                The GM Trust is also entitled to certain access and informational rights with respect to GMAC while it owns at least 2.5% of GMAC’s then-outstanding common stock, including copies of materials given to members of the Board of Directors, access to GMAC’s management, and notice of material events involving GMAC.

                All holders of GMAC’s common stock, including GM and the GM Trust, are parties to the Amended and Restated Governance Agreement, dated as of May 21, 2009 (the “Governance Agreement”), which sets forth certain agreements among GMAC’s stockholders regarding the size and composition of the Board of Directors.  For so long as GM and any of its affiliates directly or indirectly hold at least 2.5% of GMAC’s outstanding common stock (provided that shares of common stock held by the GM Trust will not count towards this percentage), GM and its affiliates are entitled to appoint one non-voting observer to the Board of Directors. GM currently indirectly owns 6.7% of GMAC’s common stock, and has appointed an observer to the Board of Directors in accordance with the Governance Agreement.  The Governance Agreement is filed as Exhibit 10.2 to the registration statement of which this prospectus forms a part, and is incorporated by reference herein.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions that may involve crosses or block transactions.  The selling securityholders may use any one or more of the following methods when selling shares of the Series A Preferred:

•         on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•         in the over-the-counter market;

•         in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•         through the writing of options, whether such options are listed on an options exchange or otherwise;

•         ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•         block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•         purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•         an exchange distribution in accordance with the rules of the applicable exchange;

•         privately negotiated transactions;

•         broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•         a combination of any such methods of sale; or

•         any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales.  If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders, or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

In connection with sales of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions.  The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such shares.  The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the identification of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.  The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed that will set forth (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

If a selling securityholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities.  All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Pursuant to the Registration Rights Agreement, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling securityholders will be entitled to contribution.  We have agreed under the Registration Rights Agreement to cause such of our managers and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of securities covered by this prospectus.

We do not intend to apply for listing of the Series A Preferred on any securities exchange or for inclusion of the Series A Preferred in any automated quotation system unless we are requested to do so by the holders of the Series A Preferred pursuant to the Registration Rights Agreement.  No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon by Hu A. Benton, GMAC’s Chief Counsel, Capital Markets/Treasury.

EXPERTS

The consolidated financial statements of GMAC incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K and the effectiveness of GMAC’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

GMAC INC.

1,021,764 Shares

of

Fixed Rate Perpetual Preferred Stock, Series A,

Liquidation Amount $1,000 Per Share

_______________________________

PROSPECTUS

___________________________

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities (other than any underwriting discounts or commissions) covered by the registration statement of which this prospectus is a part.  GMAC will bear all of these expenses.

SEC Registration Fees*	$72,852
Printing and distribution expenses*	15,000
Legal fees and expenses*	15,000
Accounting fees and expenses*	5,000
Miscellaneous*	5,000
Total	$112,852

*Estimated solely for the purpose of this Item.  Actual expenses may be more or less.

Item 15.  Indemnification of Directors and Officers

                Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or “DGCL,” empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

                Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

                Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145.  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.  Section D of Article VIII of GMAC’s Certificate of Incorporation provides that GMAC shall indemnify its directors and officers to the fullest extent permitted by the DGCL, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable to GMAC, unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                Section A of Article VIII of GMAC’s Certificate of Incorporation provides that no director of GMAC shall be liable to the company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of such director’s duty of loyalty to the company or its stockholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of a law; or for any transaction from which such director derived an improper personal benefit.

                The directors and officers of GMAC are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act that might be incurred by them in such capacities and against which they cannot be indemnified by GMAC.  Any agents, dealers or underwriters who execute any underwriting or distribution agreement relating to securities offered pursuant to this registration statement will agree to indemnify GMAC’s directors and their officers who signed the Registration Statement against certain liabilities that may arise under the Securities Act with respect to information furnished to GMAC by or on behalf of such indemnifying party.

For the undertaking with respect to indemnification, see Item 17 herein.

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Item 16.  Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit Number	Description of Document

3.1

Amended and Restated Certificate of Incorporation of GMAC Inc., dated as of December 30, 2009, incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on January 5, 2010.

3.2	Amended and Restated Bylaws of GMAC Inc., dated as of December 30, 2009, incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by the Registrant on January 5, 2010.

4.1	Certificate of Designations of the Fixed Rate Perpetual Preferred Stock, Series A (included in Exhibit 3.1).

5.1	Opinion of Hu A. Benton as to the legality of the Series A Preferred Stock issued by GMAC Inc. (including the consent of such counsel).

10.1

Registration Rights Agreement between GMAC LLC and GM Preferred Finance Co. Holdings LLC, dated as of June 30, 2009, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on July 1, 2009.

10.2	Amended and Restated Governance Agreement, dated as of May 21, 2009, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on May 22, 2009.

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Interest Dividends.

23.1	Consent of Deloitte & Touche LLP.

24.1	Power of attorney (contained in the signature page of the registration statement).

99.1

Sixth Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated as of May 22, 2009, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on May 29, 2009.

99.2	Replacement Capital Covenant, dated November 30, 2006, incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by the Registrant on November 30, 2006.

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Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:  the undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser,

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if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)  Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, GMAC Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Detroit, and State of Michigan, on the 22nd day of March, 2010.

GMAC Inc.

By: /s/ Michael A. Carpenter
Name: Michael A. Carpenter
Title: Chief Executive Officer

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Each person whose signature appears below appoints Cathy L. Quenneville, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on the 22nd day of March, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ Michael A. Carpenter	Chief Executive Officer and Director
Name: Michael A. Carpenter	(Principal Executive Officer)

/s/ Robert S. Hull	Chief Financial Officer and Executive Vice President
Name: Robert S. Hull	(Principal Financial Officer)

/s/ David J. DeBrunner	Vice President, Chief Accounting Officer and Corporate Controller
Name: David J. DeBrunner	(Principal Accounting Officer)

/s/ Robert T. Blakely
Name: Robert T. Blakely	Director

/s/ Mayree C. Clark
Name: Mayree C. Clark	Director

/s/ Stephen Feinberg
Name: Stephen Feinberg	Director

/s/ Kim S. Fennebresque
Name: Kim S. Fennebresque	Director

/s/ Franklin W. Hobbs
Name: Franklin W. Hobbs	Director

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EXHIBIT INDEX

Exhibit Number	Description of Document

3.1

Amended and Restated Certificate of Incorporation of GMAC Inc., dated as of December 30, 2009, incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on January 5, 2010.

3.2	Amended and Restated Bylaws of GMAC Inc., dated as of December 30, 2009, incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by the Registrant on January 5, 2010.

4.1	Certificate of Designations of the Fixed Rate Perpetual Preferred Stock, Series A (included in Exhibit 3.1).

5.1	Opinion of Hu A. Benton as to the legality of the Series A Preferred Stock issued by GMAC Inc. (including the consent of such counsel).

10.1

Registration Rights Agreement between GMAC LLC and GM Preferred Finance Co. Holdings LLC, dated as of June 30, 2009, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on July 1, 2009.

10.2	Amended and Restated Governance Agreement, dated as of May 21, 2009, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on May 22, 2009.

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Interest Dividends.

23.1	Consent of Deloitte & Touche LLP.

24.1	Power of attorney (contained in the signature page of the registration statement).

99.1

Sixth Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated as of May 22, 2009, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on May 29, 2009.

99.2	Replacement Capital Covenant, dated November 30, 2006, incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by the Registrant on November 30, 2006.

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